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                                                              EXHIBIT 5

                         [ALSTON & BIRD LLP LETTERHEAD]


                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

                                  Fax 404-881-7000

                                October 13, 1997


Carolina First BancShares, Inc.
402 E. Main Street
Lincolnton, North Carolina 28092


Ladies and Gentlemen:

      This opinion is given in connection with the filing of a Registration Statement on Form 2 (the "Registration Statement")with the Securities and Exchange Commission, by Carolina First BancShares, Inc., a corporation organized and existing under the laws of the State of North Carolina ("CFB"), with respect to the registration under the Securities Act of 1933, as amended, of 225,000 shares of the $2.50 per value common stock of CFB ("CFB Common Stock").

      In rendering this opinion, we have examined such corporate records and documents as we have deemed relevant and necessary as the basis for the opinion set forth herein.

      Based upon the foregoing, it is our opinion that the shares of CFB Common Stock will, upon their issuance and sale in accordance with the Registration Statement, be duly authorized, validly issued, fully paid, and non-assessable under the North Carolina Business Corporation Act.


      We consent to the use of this opinion and to the reference made to the firm under caption "Legal Matters" in the Prospectus constituting part of the Registration Statement.


                                             ALSTON & BIRD LLP

                                             By: /s/ Ralph F. MacDonald, III
                                                -------------------------------
                                             Ralph F. MacDonald, III